Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact
Stacy Roughan
Director, Investor Relations
IHOP Corp.
818-637-3632

IHOP CORP. REPORTS SECOND QUARTER 2004 RESULTS

Re-energizing Strategies Drive Positive Momentum in Core Business and Generate

4.2% Same-Store Sales Increases for the Quarter

Company Updates 2004 Earnings Guidance

GLENDALE, Calif. – July 22, 2004 — IHOP Corp. (NYSE: IHP) today announced results for its second quarter and six months ended June 30, 2004.

IHOP reported a 60.2% decrease in net income to $4.4 million, or a decrease of 58.8% in diluted earnings per share to $0.21 in the second quarter 2004.  For the six months ended June 30, 2004, the Company reported a decrease of 9.8% in net income to $15.3 million, or a decrease of 9.0% in diluted net income per share to $0.71.  IHOP’s net income and diluted net earnings per share performance was impacted by pre-tax impairment and closure charges of $8.9 million, or $0.26 per diluted share, related to the Company’s strategic repositioning of Company-operated restaurants announced today in a separate news release.  Excluding these charges, net income for the second quarter 2004 would have decreased 9.6% to $9.9 million, or a decrease of 7.8% in diluted net income per share to $0.47.  This decrease is attributable to the reduction in the number of IHOP-developed restaurants franchised in the second quarter 2004 versus the second quarter 2003 as the Company completes the transition to its new business model.  For the six months ended June 30, 2004, net income would have been $21.6 million, or diluted net income per share of $1.01.

System-wide same-store sales increased 4.2% in the second quarter and reflected the positive impact of IHOP’s Stuffed French Toast and Sirloin Round-Up product promotions featured during the quarter.  For the six months ended June 30, 2004, same-store sales increased 5.6%.

“We are steadily moving closer to our goal to become number one in family dining,” said Julia A. Stewart, IHOP’s President and Chief Executive Officer.  “During the second quarter, IHOP continued to demonstrate the strength of its core business and the effectiveness of current strategic marketing and operational initiatives, as positive same-store sales trends continued.  We have also taken decisive steps to address the future of our Company-operated restaurants segment.  These changes should immediately result in improvements in cash flow and significant on-going cost savings.  We have begun to re-energize our brand with the implementation of our new restaurant remodel package and the rollout of a new, contemporary menu design.”

System-wide sales increased 8.4% in the second quarter and 10.4% for the six-months ended June 30, 2004 over the same periods in 2003.  The sales increase is primarily the result of an increase in average sales per effective restaurant and growth in the number of effective

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 240-6055 • Fax: (818) 637-3120

restaurants.  Average sales per effective restaurant increased 4.5% in the second quarter and 5.4% for the six months ended June 30, 2004 over the same periods in 2003.  Effective restaurants grew by 3.7% in the second quarter and 4.7% for the first six months of 2004 over the same periods last year.

Cash flow from operations improved slightly through the six months ended June 30, 2004 to $32.6 million compared to $32.2 million in the same period last year.  Capital expenditures were reduced significantly from $49.6 million during the first six months of 2003 to $9.0 million for the same period in 2004, reflecting the shift to franchisee funded development of new IHOP restaurants.

Second Quarter 2004 Highlights

The following are business highlights for the second quarter 2004:

•                  IHOP completed a comprehensive evaluation of its remaining 32 Company-operated restaurants to determine the best course of action for each restaurant.  The Company will close five of these restaurants immediately and expects to refranchise as many as 24 additional restaurants by the end of 2004.  IHOP will continue, for a limited time, to operate three other restaurants with leases that are too short to allow them to be franchised.  IHOP also plans to reacquire four franchised restaurants during the third quarter 2004 with the intention of closing three restaurants and refranchising one restaurant.  As a result of these decisions, the Company will incur total pre-tax impairment and closure charges in 2004 ranging between $13 million and $14 million.  IHOP anticipates that the financial benefits of this plan include an annualized improvement in cash flow of $3.4 million, including annual reductions of $2.9 million in Selling, General and Administrative expenses.

•                  IHOP introduced Sirloin Round-Up, its first multi-day part product promotion for 2004 with encouraging same-store sales results as the Company looks to drive business during lunch and dinner.

•                  In June 2004, IHOP introduced a new restaurant remodel package to its system. The new restaurant remodel package delivers a warm and inviting look and feel and evokes memories of IHOP’s heritage in a comfortable, contemporary environment.  Designed to make guests feel welcome at breakfast, lunch and dinner, the package represents the next step in re-energizing the IHOP brand.

•                  IHOP introduced and is rolling out a newly designed menu system-wide.  This new menu design reflects a more contemporary look and reinforces the Company’s evolving brand image.  Plans call for the new menu to be in circulation throughout the system by August 2004.

Updating 2004 Guidance

The Company is also updating its 2004 performance guidance based on 1) the continuing strength of its core business and positive same-store sales trends, 2) its share repurchase progress during the second quarter 2004 and anticipated fulfillment of its current 2.6 million share repurchase authorization by the end of 2004, and 3) the impact of today’s announcement regarding Company-operated restaurants.  During the second quarter 2004, IHOP purchased 1.2 million shares for a total of 1.9 million shares under its current repurchase authorization.

Earnings guidance is being increased by approximately $0.05 to $0.10 per diluted share due to the strength of the Company’s underlying business, and by approximately $0.10 per diluted share due to repurchase activity.  Therefore, IHOP expects fiscal 2004 net income to range between $1.80 and $1.90 per diluted share, excluding the write-off of approximately $13 million to $14 million.  Including the effect of the write-off, the Company expects fiscal 2004 net income to range between $1.40 and $1.50 per diluted share.  Previously, IHOP’s guidance had been that net income for fiscal 2004 would range between $1.65 and $1.75 per diluted share.

Investor Conference Call Today

IHOP will host an investor conference call to discuss second quarter 2004 results on Thursday, July 22, 2004 at 11:00 a.m. ET (8:00 a.m. PT).  To participate on the call, please dial 800-901-5241 and reference pass code 56255723 .  A live webcast of the call may be accessed on the Investor Relations section of IHOP’s Web site at www.ihop.com.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.   A telephonic replay of the call may be accessed through Thursday, July 29, 2004 by dialing 888-286-8010 and referencing pass code 22634335 .  An online archive of the webcast will also be available on the Investor Relations section of IHOP’s Web site.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years. Offering more than 16 types of pancakes, as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are operated and franchised by Glendale, California based IHOP Corp.  As of June 30, 2004, the end of IHOP’s second quarter, there were 1,167 IHOP restaurants in 48 states and Canada.  IHOP is publicly traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Website located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

[Financial Tables to Follow]

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

PERIOD ENDED JUNE 30, 2004

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues
Franchise revenues	$37,209	$34,722	$76,338	$68,508
Rental income	32,405	28,993	64,797	57,307
Company restaurant sales	8,314	21,335	18,869	41,009
Financing revenues	8,216	18,234	18,024	30,451
Total revenues	86,144	103,284	178,028	197,275
Costs and Expenses
Franchise expenses	18,297	15,961	36,595	31,362
Rental expenses	23,705	21,320	47,125	42,139
Company restaurant expenses	8,942	22,493	20,898	43,401
Financing expenses	3,701	9,868	8,914	16,701
General and administrative expenses	14,045	13,562	27,680	25,829
Other (income) expense, net	1,583	1,146	2,318	2,309
Impairment and closure charges	8,888	567	10,059	917
Reorganization charges		811		7,520
Total costs and expenses	79,161	85,728	153,589	170,178
Income before income taxes	6,983	17,556	24,439	27,097
Provision for income taxes	2,617	6,584	9,163	10,162
Net income	$4,366	$10,972	$15,276	$16,935

Net Income Per Share
Basic	$0.21	$0.51	$0.72	$0.79
Diluted	$0.21	$0.51	$0.71	$0.78

Weighted Average Shares Outstanding
Basic	20,958	21,520	21,182	21,417
Diluted	21,134	21,705	21,373	21,574

Dividends Declared Per Share	$0.25	$—	$0.50	$0.25

Dividends Paid Per Share	$0.25	$0.25	$0.50	$0.25

IHOP CORP. AND SUBSIDIARIES

RESULTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Restaurant Data
Effective restaurants (a)
Franchise (b)	987	907	983	899
Company	32	79	37	77
Area license (b)	145	137	145	137
Total	1,164	1,123	1,165	1,113

System-wide
Sales (c)	$461,074	$425,533	$926,389	$839,358
Percent change	8.4%	16.1%	10.4%	14.6%
Average sales per effective restaurant	$396	$379	$795	$754
Percent change	4.5%	6.8%	5.4%	5.5%
Same-store sales percentage change (d)	4.2%	5.1%	5.6%	4.1%

Franchise (b)
Sales	$409,421	$366,940	$820,979	$722,663
Percent change	11.6%	16.6%	13.6%	15.2%
Average sales per effective restaurant	$415	$405	$835	$804
Percent change	2.5%	6.0%	3.9%	5.0%
Same-store sales percentage change (d)	4.0%	4.9%	5.5%	4.0%

Company
Sales	$8,314	$21,335	$18,869	$41,009
Percent change	(61.0)%	18.6%	(54.0)%	14.6%
Average sales per effective restaurant	$260	$270	$510	$533
Percent change	(3.7)%	12.5%	(4.3)%	10.4%

Area License (b)
Sales	$43,339	$37,258	$86,541	$75,686
Percent change	16.3%	10.0%	14.3%	9.3%
Average sales per effective restaurant	$299	$272	$597	$552
Percent change	9.9%	7.5%	8.2%	5.1%

(a)                                  “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. It is calculated by dividing total restaurant operating days by 91 days for a quarterly calculation.

(b)                                 IHOP historically reported restaurants in Canada as franchise restaurants although the restaurants were operated under an area license agreement.  Beginning with 2004, Canadian restaurants will be reported as “Area License”.  Prior year information has been restated to conform to the current year presentation.

(c)                                  “System-wide sales” are retail sales of franchisees, area licensees and Company-operated restaurants, as reported to IHOP.

(d)                                 “Same-store sales percentage change” reflects the percentage change in sales for restaurants that have been operated for the entire fiscal period in which they are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants opened for an entire fiscal period being compared will be different from period to period.  Same-store average sales do not include data on restaurants located in Florida.

IHOP CORP. AND SUBSIDIARIES

RESTAURANT DEVELOPMENT AND FRANCHISING ACTIVITY

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
RESTAURANT DEVELOPMENT ACTIVITY

IHOP-beginning of period	1,164	1,118	1,165	1,103
New openings
IHOP-developed	2	16	3	33
Franchisee-developed (a)	5	3	7	6
Area license	—	—	3	—
Total new openings	7	19	13	39
Closings
Company and franchise	(4)	(1)	(11)	(6)
Area License	—	—	—	—
IHOP-end of period	1,167	1,136	1,167	1,136

Summary-end of period
Franchise (a)	990	920	990	920
Company	32	79	32	79
Area license (a)	145	137	145	137
Total IHOP	1,167	1,136	1,167	1,136

RESTAURANT FRANCHISING ACTIVITY
IHOP-developed	2	19	4	30
Franchisee-developed (a)	5	3	7	6
Rehabilitated and refranchised	2	1	11	2
Total restaurants franchised	9	23	22	38
Reacquired by IHOP	(3)	(4)	(3)	(6)
Closed	(4)	—	(8)	(2)

Net addition	2	19	11	30

(a)                                  IHOP historically reported restaurants in Canada as franchise restaurants although the restaurants were operated under an area license agreement.  Beginning with 2004, Canadian restaurants will be reported as “Area License”.  Prior year information has been restated to conform to the current year presentation.

IHOP CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)
Current assets	$97,931	$127,081
Property and equipment, net	302,930	314,221
Long-term receivables:
Notes receivable	43,959	49,470
Equipment contracts receivable	173,873	174,737
Direct financing leases receivable	128,236	129,829
Other assets	51,397	47,666
Total assets	$798,326	$843,004

Current liabilities	$40,061	$45,373
Long-term debt	138,653	139,615
Other long-term liabilities	275,073	275,656
Stockholders’ equity	344,539	382,360
Total liabilities and stockholders’ equity	$798,326	$843,004

IHOP CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Six Months Ended June 30,
	2004	2003
Cash flows provided by operating activities	$32,608	$32,182
Cash flows (used in) provided by investing activities
Additions to property and equipment	(8,978)	(49,634)
	23,630	(17,452)
Redemptions (investments) in short-term marketable securities	9,630	(33,367)
Additions to other assets, net	9,373	(332)
Cash flows (used in) provided by financing activities	(55,700)	6,097
Net change in cash and cash equivalents	(13,067)	(45,054)
Cash and cash equivalents at beginning of period	27,996	98,739
Cash and cash equivalents at end of period	$14,929	$53,685